Exhibit 10

IRREVOCABLE PROXY AND AGREEMENT

THIS IRREVOCABLE PROXY AND AGREEMENT (this “Agreement”), dated November 22, 2023, is among Bespoke Sponsor Capital LP (“Sponsor”), Robert L. Berner III, Mark W.B. Harms and Paul S. Walsh (collectively, the “Holders”).

RECITALS

A.

As of the date of this Agreement, each of the Holders is a beneficial owner (as defined in SEC Rule 13d-3) of shares of common stock, no par value per share (“Common Shares”), of Vintage Wine Estates, Inc., a Nevada corporation (the “Company”); and

B.	The Holders desire to grant in favor of the Sponsor an irrevocable proxy with respect to the Common Shares beneficially owned by them on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (the “Parties”) agree as follows:

AGREEMENT

1.

Grant of Irrevocable Proxy. Until and including with respect to the Company’s annual meeting of shareholders to be held in 2028 (such period, the “Proxy Period”), by execution of this Agreement, each Holder appoints Sponsor, with full power of substitution and resubstitution, as such Holder’s true and lawful attorney and irrevocable proxy, to the fullest extent of such Holder’s rights with respect to the Common Shares owned by such Holder as of the date of this Agreement or hereafter acquired, to vote each of such Common Shares at each annual or special meeting of shareholders of the Company (or at any adjournment or postponement thereof or pursuant to any consent in lieu of a meeting) on any and all matters. Each Holder intends this proxy to be irrevocable during the Proxy Period and coupled with an interest hereunder and hereby revokes any proxy previously granted by such Holder with respect to the Common Shares owned by such Holder as of the date of this Agreement or hereafter acquired. Notwithstanding any provision of this Agreement to the contrary, the proxy granted by each Holder pursuant to this Section 1 will not apply to any Reserved Matter.

2.

Reserved Matters. For purposes of this Agreement, “Reserved Matter” means (a) the issuance of equity by the Company or the adoption of any equity plan by the Company, (b) any merger, consolidation or other business combination transaction to which the Company is a party (other than such a transaction resulting in a change of domicile, without more), (c) any transaction pursuant to which any executive officer, director or Affiliate (as defined in SEC Rule 405) of the Company has an interest that is different from, or in addition to, the interests of the Company’s shareholders generally, (d) any amendment of the Company’s articles of incorporation or bylaws (other than an amendment that does not discriminate by its terms against any class, series or group of the Company’s shareholders or any particular Company shareholder or adversely affect shareholder rights in a significant respect), and (e) any matter as to which the Holder is advised in writing by a nationally recognized law firm that the failure to exercise independent judgment would be a breach of any law, exchange listing requirement, fiduciary duty or contract.

3.

Transferred Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares sold, transferred or otherwise disposed of (a “Transfer”) by a Holder will be Transferred free and clear of any proxy granted pursuant to this Agreement (and the proxy granted herein will be of no further force and effect with respect to such Transferred Common Shares).

4.	Modification or Amendment. This Agreement may be amended only by a written instrument signed by each of the Parties hereto.

5.

Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by pdf or other readable electronic format), each such counterpart being deemed to be an original instrument, with the same effect as if the signature thereto and hereto were upon the same instrument, and will become effective when one or more counterparts have been signed by each of the Parties and delivered (including by email or DocuSign) to the other Parties, and all such counterparts will together constitute one and the same agreement.

6.

Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any law other than the law of the State of Delaware.

7.

Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree (and further agree not to take any contrary position in any litigation concerning this Agreement) that (a) the Parties will be entitled to an injunction or injunctions, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, and that such relief may be sought in addition to and will not limit, diminish or otherwise impair, any other remedy to which they are entitled under this Agreement, (b) the provisions set forth herein are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to limit, diminish or otherwise impair in any respect any Party’s right to specific enforcement, and (c) the right of specific enforcement is an integral part of this Agreement and without that right, none of Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this section will not be required to provide any bond or other security in connection with any such order or injunction.

8.

Entire Agreement. This Agreement constitutes the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter hereof.

9.

Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, then (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.

Further Assurances; Joint Filing Agreement. Without further consideration, each Party will execute and deliver or cause to be executed and delivered such additional documents and instruments and shall take such further actions as may be reasonably necessary or desirable to effect the transactions contemplated by this Agreement and to disclose this Agreement and such transactions and information pertaining thereto as required by law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

SPONSOR:

BESPOKE SPONSOR CAPITAL LP

By:	/s/ Mark W.B. Harms
Name:	Mark W.B. Harms
Title:	Managing Partner

HOLDERS:

By:	/s/ Robert L. Berner III
Name:	Robert L. Berner III

By:	/s/ Mark W.B. Harms
Name:	Mark W.B. Harms

By:	/s/ Paul S. Walsh
Name:	Paul S. Walsh